                                                                      Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                 (in thousands)

                                                                                                            Pro Forma     Pro Forma
                                                                                      Nine Months Ended     ---------     ---------
                                             Year  Ended December 31,              -----------------------    Year       Nine Months
                                  ----------------------------------------------   Sept. 26,  October 2,    December 31,  October 2,
                                    1994    1995      1996     1997      1998         1998       1999           1998         1999
                                  -------  --------  --------  --------  --------  ----------  ----------   ------------  ----------
Income (loss) before income
  taxes and losses from equity
  investees                        $6,979   $ 7,684   $ 7,475   $12,295   $21,140   $15,283     $(4,547)     $ 6,585      $  (790)

Add:
  Portion of rents representative
   of interest factor               1,127     1,248     1,116     1,232     1,333     1,287       1,270         1,333       1,270
  Interest on indebtedness          1,300     1,490     1,548     1,465     1,175       819       1,097        12,990       9,743
  Amortization of debt issuance
   costs                               --        --        --        --        --        --          --           816         612
  Accretion of debt discount           --        --        --        --        --        --          --           225         169
                                  -------  --------  --------  --------  --------  ----------  ----------   ------------  ----------
Income as adjusted                  9,406    10,422    10,139    14,992    23,648     17,389     (2,180)       21,724      11,004
                                  -------  --------  --------  --------  --------  ----------  ----------   ------------  ----------

Fixed charges:
  Portion of rents representative
   of interest factor               1,127    1,248      1,116     1,232     1,333      1,287      1,270         1,333         1,270
  Interest on indebtedness          1,300    1,490      1,548     1,465     1,175        819      1,097        12,990         9,743
  Amortization of debt issuance
   costs                               --        --        --        --        --         --         --           816           612
  Accretion of debt discount           --        --        --        --        --         --         --           225           250
                                  -------  --------  --------  --------  --------  ----------  ----------   ------------  ----------
Fixed charges                       2,427    2,738      2,664     2,697     2,508      2,106      2,367        15,364        11,875
                                  -------  --------  --------  --------  --------  ----------  ----------   ------------  ----------

Ratio of earnings to fixed
  charges                             3.9      3.8        3.8       5.6       9.4         8.3        (A)          1.4            (B)
                                  =======  ========  ========  ========  ========  ==========  ==========   ============  ==========

(A) Due to the Company's loss in the nine month period ended October 2, 1999, the ratio coverage was less than 1:1. The Company must generate additional earnings of $187 to achieve a coverage ratio of 1:1.

(B) Due to the Company's Pro Forma loss in the nine month period ended October 2, 1999, the ratio coverage was less than 1:1. The Company must generate additional pro forma earnings of $871 to achieve a coverage ratio of 1:1.